Exhibit 10.1

CONFIDENTIAL SEVERANCE AGREEMENT AND GENERAL RELEASE

This Confidential Severance Agreement and General Release (''Agreement"), entered into by and between Robert Willette ("you,” ''your," or "Employee”) and ProFrac Holding Corp. (the "Company"), on September 6, 2023 (''Resignation Date"), arises from the resignation of your employment. The Employee and the Company may be referred to herein as a "Party” or, collectively, the "Parties."

This Agreement is legally binding. You are hereby advised to consult with an attorney before signing it. If you wish to enter into this Agreement, you must sign the signature line and initial each page in the space provided (provided that you do not revoke acceptance during the revocation period described below).

Background

On or about June 7, 2022, the Parties entered into that certain Executive Employment Agreement (the "Employment Agreement"). Pursuant to the Employment Agreement, Employee was hired to serve as the Chief Legal Officer and Secretary for an Initial Period (as that term is defined in the Employment Agreement) with an automatic Renewal Period (as that term is defined in the Employment Agreement). Employee also holds the title of Chief Compliance Officer.

The parties have mutually agreed to end the employment relationship earlier with Employee resigning from the company effective September 6, 2023. In accordance with Section 8G) of the Employment Agreement, the Employment Agreement is hereby terminated and superseded as described more fully herein.

1.
Severance Payment. You will receive a lump sum payment of $337,500.00 which is subject to applicable federal, state and local taxes and related withholding requirements, payable on the next regular payday after the expiration of ten (1 0) calendar days from the date you sign the Agreement unless you revoke this Agreement. Additionally, as consideration for the unvested restrictive stock units that Employee is forfeiting by his resignation, the Company will pay you (i) an additional amount of severance in the amount of $291,941.52 and (ii) any accrued, but unused paid time off reflected in the Company's records. You acknowledge that these severance payments are in addition to any salary owed to you for time worked that has been performed but not yet paid and that the severance represents good and sufficient consideration for the releases set forth in this Agreement. You agree that as a result of this Agreement and Release you are entitled to no other payments or compensation from the Company.

2.
General Release. In consideration for the severance payment described above, you knowingly and voluntarily agree to waive and release the Company, its parents, affiliates and/or subsidiaries, and their respective current and former officers, managers, directors, members, employees, representatives and agents, including their successors and assigns (collectively the "Releasees"), with respect to any and all claims, losses, liabilities, obligations and causes of action, known and unknown, arising out of, connected with, or relating to: (i) your employment; (ii) the Releasees' refusal or failure to continue your employment; (iil) the termination of the Employment Agreement; or (iv) the separation of your employment, including, but not limited to, claims for compensation, commissions, bonuses, other wages and benefits, breach of contract, wrongful termination, impairment of economic opportunity, intentional infliction of emotional distress, claims based on personal injury, any breach of implied or express covenant of good faith and fair dealing, violation of public policy, or any other contract, tort or personal injury claim, or claim based on any municipal, state or federal statute, regulation, or ordinance relating to employment, employment discrimination or retaliation, including Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000 et seq.; The Civil Rights Act of 1866, as amended, 42 U.S.C. § 1981; The Civil Rights Act of 1991, as amended, 42 U.S.C. § 1981a; The Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621 et seq.; Americans With Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; Fair Labor Standards Act, as amended, 29 U.S.C. § 201, et seq.; Equal Pay Act, as amended, 29 U.S.C. § 201 et seq.; National Labor Relations Act, as amended, 29 U.S.C. § 151 et seq.; Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C. § 2101 et seq., Employee Retirement Income Security Act, as amended, 29 U.S.C. § l 000 et seq.; Family and Medical Leave Act, as amended, 29 U.S.C. § 2601, et seq.; Chapter 21 of the Texas Labor Code, or any other statute, rule, regulation, ordinance, or common civil or other law, or judicial or administrative interpretation whether promulgated by federal, state, local, or other jurisdiction or political subdivision.

3.
Waiver of Claims. You understand and agree that by signing this Agreement, you - on behalf of yourself, your family, assigns, representatives, agents, estate, heirs, beneficiaries, executors, administrators, successors, and/or attorneys, if any - agree to give up any right or entitlement you may have under the Employment Agreement or federal, state, or local law against the Releasees, concerning any events related to your employment or termination, the Company's failure to continue your employment, or any rights you may have otherwise had under the Employment Agreement. This Agreement extinguishes any potential monetary recovery from employment discrimination claims you may have relating to your employment with the Company and the Company's termination of your employment existing on the date you sign this Agreement.

You further represent and warrant that you have not assigned to any third party any claim involving the Releasees or authorized any third party to assert on your behalf any claim against the Releasees. If a third party asserts a claim against the Releasees on your behalf or includes you as a class member in any class action involving any claim, you agree to not accept any benefits or damages relating or arising out of such claim.

Nothing in this Agreement will prevent you from initiating or participating in any state or federal agency administrative proceeding including proceedings before the

Equal Employment Opportunity Commission or from testifying at an administrative hearing; deposition, or in court in response to a lawful subpoena,

4.
Employment References. If a prospective employer contacts the Company to obtain your employment infonnation or a recommendation, the Company will provide only your employment dates and job title.

5.
Company Property. On or before September 12, 2023, you agree to return all Company property, equipment, documents and other tangible things, including keys, cell phones, pagers, corporate credit cards, and laptops or other computers, in accordance with the Company's policies and rules, before your severance payment is payable. You agree to not destroy, alter, erase, or otherwise change any software, data, or other infmmation belonging to the Company. You further agree that the Company may withhold from your severance payment the value of Company property, equipment and tangible things you fail to return.

6.
Confidentiality. The terms of this Agreement shall be treated as strictly confidential. You shall not disclose the terms to anyone other than your spouse, attorney, accountant or tax advisor, without the Company's prior written approval, except as may be required by law and/or court order. If you receive a request pursuant to applicable law to disclose the existence or terms of this Agreement, you shall promptly notify the Company (such notice to be via email to legal@profrac.com) prior to disclosure to enable it to seek a protective order or other appropriate remedy. You agree to notify your spouse, attorney, accountant and tax advisor of the confidential nature of this Agreement.

7.
Knowing and Voluntary Agreement. You are advised in writing to consult with an attorney before executing this Agreement. You acknowledge and agree that: (i) after you received a copy of this Agreement in writing you had adequate opportunity to review this Agreement; (ii) you have been advised to consult an attorney before signing it; and (iii) you enter into the Agreement knowingly, voluntarily and after any consultations with an attorney or other advisor as you deem appropriate.

8.
No Authority and Agreement to Cooperate. As of the last date, of your employment, you shall have no authority to obligate the Company in any manner and shall not enter into any contracts on the Company's behalf. You and the Company shall not make any representation, warranty, or other statement, or take any action, that may be construed by a third party to indicate that you have authority to obligate the Company or to enter into a contract on the Company's behalf.

Notwithstanding your termination, for a period of six (6) months after the separation date, you agree to provide reasonable cooperation to the Company and its attorneys if requested to do so in connection with litigation or investigations with which Company may be involved.

9.
Non-Admission of Wrongdoing. This Agreement shall not in any way be construed as an admission of liability or as an admission that any of the Releasees have acted wrongfully with respect to you. Each of the Releasees specifically denies and disclaims any such liability or wrongful acts. Likewise, this Agreement shall not in any way be construed as an admission of liability or as an admission that you have acted wrongfully with respect to any of Releasees.

10.
Entire Agreement. This Agreement constitutes the Parties' entire agreement and supersedes any prior agreements or understandings between the Releasees and Employee. You acknowledge that you enter into this Agreement without reliance on any written or oral promise or representation, other than those contained in this Agreement. Nothing in this agreement extinguishes Employee's post-employment obligations regarding protection of Company Confidential Information or post employment nonsolicitation or nondisclosure obligations.

11.
Severability. The Company and Employee agree that, if any term of this Agreement shall be determined by a court to be void or unenforceable, the remaining provisions will remain effective and legally binding, and the void or unenforceable term shall be deemed not to be a part of this Agreement; provided, however, that if one or either of Paragraphs 2 or 6 above are held to be illegal, void, or unenforceable, you agree to promptly execute a valid General Release and Waiver and/or Confidentiality Agreement in favor of the Company and the Releasees.

12.
Headings. The headings in each paragraph herein are for convenience of reference only and shall be of no legal effect in the interpretation of the terms hereof.

13.
Venue and Applicable Law. The Company and Employee agree that the laws of the State of Texas shall govern the enforceability, interpretation and legal effect of this Agreement. The Parties further agree to submit to the jurisdiction of the federal and state courts sitting in Tarrant County, Texas, for all purposes relating to the valictity, interpretation, or enforcement of this Agreement, including, without limitation, any application for injunctive relief.

14.
Remedies. Any material breach by you of the terms and conditions contained in this Agreement shall give the Company the right to discontinue the performance of any unperformed duties and obligations under this Agreement to the extent permitted by applicable law, and shall entitle the Company to legal, injunctive, or other equitable relief on account of such breach.

15.
Waiver. If you breach any term of the Agreement, any delay by the Company to enforce the Agreement shall not be deemed a waiver, acceptance, or acquiescence. No waiver shall bind the Company unless supported by consideration, executed in writing, and delivered to you by an authorized Company officer.

16.
Attorneys' Fees. You understand and agree that in any dispute between the Company and you regarding the terms of this Agreement and/or any alleged breach thereof, that the prevailing party will be entitied to recover its costs and reasonable attorneys’ fees out of such dispute, provided that such recovery is not otherwise prohibited by law.

17.
Review Period, Execution, and Revocation. You acknowledge that you had at least 21 calendar days from your receipt of this Agreement to consider whether to accept its terms. You agree that changes to this Agreement, whether material or immaterial, do not restart the running of the 21-day period. After signing the Agreement and returning it to Senior Corporate Counsel Elizabeth Fitch (elizaheth.fitch@profrac.com), you will have seven (7) calendar days to consider whether to revoke it. The Agreement will not be effective until the expiration of seven (7) calendar days after you sign the Agreement without revoking it. You acknowledge that this Agreement will become effective, fully enforceable and irrevocable after the expiration of seven (7) days after your signing of this Agreement ("Effective Date").

You understand that in order to be eligible for the severance payment described in Paragraph 1, you must sign and return this Agreement to Elizabeth Fitch (elizabeth.fitch@profrac.com) by 3:00 p.m. (Central Time), on September 11, 2023.

If you choose to revoke this Agreement, you must notify the Company in writing through its Senior Corporate Counsel Elizabeth Fitch (elizabeth.fitch@profrac.com) in writing before the Effective Date.

18.
Effective Period. This Agreement is null and void if: (i) You fail to execute and return it within 21 days ofreceipt; or (ii) you sign it within 21 days but revoke your execution within seven (7) calendar days after signing it.

19.
Cooperation. Employee agrees and covenants that for a period of six (6) months after the separation date if the Company desires Employee to provide information relating to work transition matters or any information or testimony relating to any judicial, administrative, or other proceeding involving the Company and/or any other Releasee, Employee will cooperate in making Employee reasonably available for such purposes. Employee shall provide such cooperation without any additional compensation or remuneration. Should Employee be served with a subpoena in any legal proceeding relating to the Company and/or any other Releasee, Employee agrees: (a) to inform the Company immediately of the subpoena, unless providing the Company with notice would be inconsistent with applicable law; (b) to cooperate with the Company and its attorneys in preparing for any depositions or other formal process by which evidence is taken or received; and (c) to provide truthful testimony in response to questions that are within the scope of proper discovery. Employee further agrees to comply with any reasonable, lawful directions by the Company's attorneys should any litigation relating to the Company or arty other Releasee involve Employee as a witness.

20.
Resignation. Effective on Employee's signature of this Agreement below, Employee resigns his employment with the Company effective Septetnber 6, 2023 along with all officer, director and other corporate positions affiliated with the Company.

IN WITNESS WHEREOF, this Confidential Severance Agreement and General Release has been executed by each of the listed parties as of the later date below.

ROBERT WILLETTE

Printed Name: Robert J. Willette

Signature: /s/ Robert J. Willette

Date: 9/11/2023

PROFRAC HOLDING CORP.

Signature: /s/ Matthew Wilks

By: Matthew Wilks

Title: Executive Chairman

Date: 9/11/2023